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                                                                   Exhibit 10.28


                                              Paul J. Norris
                                              Chairman & Chief Executive Officer

GRACE
                                              W. R. Grace & Co.
                                              7500 Grace Drive
                                              Columbia, MD  21044

                                              Voice: (410) 531-4406
                                              Fax: (410) 531-4414
                                              email: paul.j.norris@grace.com

January 21, 2004

To:

                            PERSONAL AND CONFIDENTIAL

Dear

In order to continue Grace's successful operating performance in the Chapter 11 environment, it is important to retain key employees by providing compensation programs that are valued and compete with our industry peers. To that end, Grace has proposed, and the Court has approved, a special retention program for certain key employees. At this time, we do not have Court approval to extend this program beyond 2004.

I am pleased to inform you that you will participate in this retention program. The total target amount of your retention payment will be [Recommendation] of your salary throughout 2004. These supplemental payments are subject to the provisions specified in the attachment to this letter.

In order to build better alignment with financial objectives, fifty-percent of the payment is at risk and will be based on Grace's 2004 core EBIT performance against 2003, the same as the Annual Incentive Compensation Plan. This portion will be paid in March 2005. The other fifty-percent is guaranteed and will be paid on December 26, 2004.

I realize that cash is not the only reason why an employee should stay with an organization. At Grace, you should expect to continue to receive opportunities to experience personal growth, to upgrade your skills, and to engage in challenging, satisfying work.

Your loyal, dedicated service to Grace is appreciated.  Thanks.

Sincerely,




Paul J. Norris



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                            SPECIAL RETENTION PROGRAM
                           FOR SELECTED KEY EMPLOYEES

COMMENCING JANUARY 1, 2004
--------------------------

As specified in the letter from Mr. Norris that accompanies this attachment, selected individuals, including you, will receive supplemental retention payments, in accordance with a special retention program approved by the Grace Board and the bankruptcy court (the "Program"). Fifty percent of the supplemental payment is at-risk, based on Grace's 2004 Core EBIT performance versus 2003, and fifty percent is guaranteed. This memo specifies some of the provisions applicable to Program participants.

CALCULATION OF PAYMENT-AT-RISK
Fifty percent of the 2004 retention payment is at-risk and will be paid based on Grace's Core EBIT performance as shown on the chart below.

       ---------------------------------------------------------------
                % of Target                 Grace 2004 Core EBIT
            Payment-at-Risk Paid         Performance against Target
       ---------------------------------------------------------------
                    25%                       80% of 2003 EBIT
       ---------------------------------------------------------------
                    75%                      100% of 2003 EBIT
       ---------------------------------------------------------------
                   100%                      110% of 2003 EBIT
       ---------------------------------------------------------------

The payment-at-risk will be paid in March 2005 and will be calculated based on a percentage of the participant's base earnings (base salary payments before income tax withholding and other deductions during the period January 1, 2004 to December 31, 2004), and based on Grace's Core EBIT Performance in 2004 against Target. In order to receive the payment, the participant must remain a full-time employee of Grace through December 31, 2004. Termination of employment prior to December 31, 2004, whether voluntary or involuntary, will result in no payment under this program.

CALCULATION OF GUARANTEED PAYMENT

For the 2004 calendar year, each Program participant will receive a supplemental cash payment on December 31, 2004 - provided that the participant remains a full-time employee of Grace through that date.

The guaranteed cash payment will be calculated based on a percentage of the participant's base earnings (base salary payments before income tax withholding and other deductions) during the relevant period. The guaranteed cash payment for December 31 will be equal to fifty percent of the total retention payment amount based on base earnings during the period January 1, 2004 to December 31, 2004 (this payment will be made on December 26).



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TAX AND BENEFIT TREATMENT OF ALL RETENTION PAYMENTS

The supplemental payment will, of course, be considered ordinary taxable income; and, therefore, applicable income and other tax withholding will apply to the payment.

The supplemental payment will not be considered for purposes of any Grace benefit plan or program. For example, no portion of the payment will be contributed to Grace's Savings & Investment Plan, nor will the payment be used to determine final average compensation under the Grace Salaried Retirement Plan or the Grace Supplemental Executive Retirement Plan (in this regard, the payments will be considered non-pensionable "special pay"). Also, the payment will not be used to calculate the amount of disability income or life insurance that a participant or beneficiary may become entitled to under any Grace benefit plan.

The Program payment will not be considered for purposes of any Grace compensation plan or program. For example, the payment will not be considered in determining a participant's annual incentive compensation award. Any applicable regular or promotional base salary increase will be calculated without regard to the payment, which means, for instance, that the payment will not be treated as an offset to any regular or promotional base salary increase.

The terms of a Program participant's employment with Grace are not affected by the Program (except for the guaranteed supplemental payment that a participant will receive and the supplemental payment-at-risk under the Program for the 2004 calendar year, while continuing full time employment with Grace). This means, for instance, that the participant's employment with Grace remains "at will" before, during and after the implementation of the Program.

EXAMPLE

Your supplemental retention payment target is 55%. Your salary as of January 1, 2004 is $200,000 and you received a merit increase of $6,000 in May 2004. Grace achieves its EBIT goal of 10% growth. Your total supplemental retention payment under the 2004 program equals $112,200.

On December 26, you would receive a supplement retention payment of $56,100 ($204,000 X 27.5%).

In March 2005, you would receive a supplement retention payment of $56,100 ($204,000 X 27.5% X 100%).